Exhibit 99.1

BOB EVANS REPORTS FISCAL 2014 FIRST-QUARTER RESULTS

Company announces 1Q 2014 earnings per diluted share of $0.33; non-GAAP diluted EPS was $0.58 for the quarter; net sales, excluding Mimi’s Café, increase 1.9%

Company reaffirms fiscal year 2014 non-GAAP EPS guidance of $2.60 to $2.67; reaffirms long-term annual non-GAAP earnings per share growth guidance of 8% to 12% and 5-year non-GAAP net operating margin improvement guidance of 300 to 350 basis points

BEF Foods’ 1Q 2014 net sales increase 12.5%, volume up 13.0%, on continued strong refrigerated side dish and food service growth driven by the Kettle Creations acquisition

Bob Evans Restaurants completed 60 Farm Fresh Refresh remodels during Q1, expects to complete remainder before fiscal year end; same-store sales at remodeled restaurants continue to outperform non-remodeled restaurants; announces upcoming opening of a new and more efficient restaurant design, with a projected 10% to 15% lower restaurant building investment cost

Company announces it is partnering with AVI Food Systems, Inc. to develop and license “Bob Evans Express™,” a new concept to be located in nontraditional venues such as hospitals, universities, airports, malls, corporate cafeterias and manufacturing plants

Company announces dividend increase of 12.7% to $0.31 per quarter

Company announces incremental $150 million share repurchase authorization for a total of up to $175 million in fiscal 2014

COLUMBUS, Ohio – August 19, 2013 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced its financial results for the fiscal 2014 first quarter ended Friday, July 26, 2013.

First-quarter fiscal 2014 commentary

Chairman and Chief Executive Officer Steve Davis said, “During the first quarter, we demonstrated our commitment to investing in our businesses for growth while simultaneously returning capital to shareholders. Our transformational growth investments, including the Farm Fresh Refresh program and the BEF Foods’ plant expansions, remain on-time and on-budget, providing us with the confidence to reiterate our full year non-GAAP earnings per share guidance of $2.60 to $2.67 for fiscal 2014, despite significant commodity cost pressures, particularly pork-related items, including sows and bacon. First-quarter net sales growth of 1.9%, excluding Mimi’s Café, reflects ongoing strong growth at BEF Foods, driven by double-digit gains of side dish and food service sales, partially offset by a 0.6% decline in same-store sales at Bob Evans Restaurants. The decline in same-store sales was due primarily to the impact of incremental closed restaurant days associated with acceleration of the Farm Fresh Refresh remodel program.

“We have consistently returned significant levels of cash to shareholders since the transformation of Bob Evans Farms, Inc. began in fiscal year 2007. During this time period, we returned over $575 million to shareholders in the form of dividends and share repurchases; reduced the company’s shares outstanding by nearly 25 percent; and invested over $550 million of capital expenditures in our current businesses and the acquisition of Kettle Creations, while prudently managing debt to facilitate efficient future investments in our businesses. Today’s announcement of a 12.7 percent increase in the Company’s dividend, placing our dividend yield in the top third of restaurant companies, and an incremental $150 million share repurchase authorization, bringing our full year authorization to $175 million, are consistent with our ongoing strategy of effectively executing transformational growth investments while we simultaneously continue to return significant value to shareholders.

“We are confident in the successful performance of our key growth investments and margin improvement initiatives and expect our free cash flow will increase beginning in fiscal 2015 following the 2014 completion of the Farm Fresh Refresh program at Bob Evans Restaurants and the expansion of the Kettle Creations and Sulphur Springs plants at BEF Foods. We continue to reduce the $10 million of carryover costs from the Mimi’s Café divestiture and expect to achieve our target of at least $6 million of annualized cost reductions, with $2 million to be realized in fiscal 2014 and the full $6 million to be realized in fiscal 2015. Additionally, we signed an agreement during the first quarter for the disposition of 29 properties comprised of 15 closed restaurant locations and 14 parcels of vacant land, generating proceeds of approximately $3.5 million, which we expect will eliminate $1.0 million of associated carrying costs annually. Furthermore, the launch of Bob Evans Express provides us with the potential to grow the Bob Evans brand in nontraditional venues through strategic licensing partnerships.”

Davis continued, “As part of our strategic transformation, we continually review and refine our capital requirements, dividend policy, and acquisition funding needs. Through that analysis, we determined that Bob Evans Farms is now able to approach its debt and projected future cash flows more confidently while preserving liquidity for additional bolt-on acquisitions like Kettle Creations and investments in incubator-stage concepts in the restaurant space. In the future, we will target an adjusted debt to EBITDAR (earnings before interest, taxes, depreciation, amortization, and rent) leverage ratio of approximately 3.0 times, increased from the 1.5 to 2.0 times range previously targeted. We expect to achieve this leverage level by the end of fiscal 2014. The implication for the future is that unless we have identified an acquisition opportunity, we will invest the necessary cash for capital expenditures to support long-term profitable growth and pay our dividend. We will then target the return of additional cash to shareholders via ongoing share repurchase authorizations to keep us at an approximate 3.0 times leverage ratio.”

First-quarter fiscal 2014 consolidated results and GAAP to non-GAAP reconciliation

The first-quarter fiscal 2014 results include the negative net pretax impact of $10.0 million of costs from the following GAAP to non-GAAP reconciling items:

Bob Evans Restaurants’ segment-related costs totaling $9.5 million, including:

•

$8.6 million in noncash charges for impairments of 29 non-operating real estate properties, comprised of 15 closed restaurants and 14 vacant parcels of land, to be sold as a group, which increased the impairment of assets held for sale line; and

•	$1.2 million in noncash charges for an impairment of one operating restaurant in Florida damaged by a sinkhole, which increased the SG&A line; partially offset by

•	$0.1 million in income related to the sale of the corporate campus, which decreased the SG&A line;

•	$0.1 million in income related to severance, which decreased the SG&A line; and

•	$0.1 million in income for assets held for sale for the non-operating real estate noted above, which decreased the depreciation and amortization line.

BEF Foods’ segment-related costs totaling $1.2 million, including:

•	$1.0 million in charges for severance and retention payments for the Bidwell and Springfield, Ohio, plant closures and the Kettle Creations acquisition, which increased the SG&A line;

•	$0.2 million for the loss on the sale of the Bidwell and Springfield, Ohio, plants, which increased the SG&A line; partially offset by

•	$0.1 million of income related to divestiture activities, which decreased the other operating line.

Interest expense includes $0.7 million of noncash accretion on the discounted value for the $30 million note received from the purchaser of Mimi’s Café. The note, with an original term of seven years, was discounted to $13.6 million during the sale and will accrete throughout the remaining term.

The GAAP pretax income for the first quarter of fiscal 2014 was $12.2 million. After adjusting for the $10.0 million of non-GAAP reconciling items above, non-GAAP pretax earnings were $22.2 million.

On a GAAP basis, income taxes for the first quarter of fiscal 2014 included discrete favorable adjustments for accrued interest on uncertain tax positions and disqualified dispositions that equated to approximately $0.03 per diluted share. For non-GAAP items, the Company is using an effective tax rate of 32 percent which, when applied to the non-GAAP adjustments of $10.0 million, results in non-GAAP income tax expenses of $3.2 million, and non-GAAP net income of $16.0 million.

GAAP earnings per diluted share for the first quarter of fiscal 2014 were $0.33. Excluding the net impact of the aforementioned charges, non-GAAP diluted earnings per share would have been $0.58.

First-quarter fiscal 2013 consolidated results and GAAP to non-GAAP reconciliation

The first-quarter fiscal 2013 results included the negative net pretax impact of $2.1 million of costs from the following GAAP to non-GAAP reconciling items:

Bob Evans Restaurants’ segment-related costs totaling $1.4 million, including:

•	$0.8 million in severance charges, which increased the SG&A line;

•	$0.1 million in charges for a loss on the sale of assets, which increased the SG&A line; and

•	$0.5 million in charges for the overhead allocation to adjust for discontinued operations, which increased the SG&A line.

BEF Foods’ segment-related costs totaling $1.4 million, including:

•	$0.8 million in severance charges, which increased the other operating and SG&A lines;

•	$0.4 million in charges for acquisition costs and plant-related severance costs, which increased the SG&A line; and

•	$0.2 million in charges for the overhead allocation to adjust for discontinued operations, which increased the SG&A line.

Discontinued operations – Mimi’s Café-related benefits totaling $0.6 million for the overhead allocation to adjust for discontinued operations, which decreased the SG&A line.

GAAP earnings per diluted share for first-quarter 2013 were reported at $0.53. Excluding the net negative impact of the aforementioned charges, 2013 non-GAAP diluted earnings per share would have been $0.58.

During the first quarter of fiscal 2014, the Company received a notice from Mimi’s Café terminating its supply agreement with the Company’s California facility. The notice was a triggering event which required a reevaluation of the discontinued operations analysis that was originally completed at the time of the sale of Mimi’s Café. As a result of this new information, the Company reevaluated the business and determined the Mimi’s Café segment will be treated as a discontinued operation, and fiscal year 2013 will be recast. On an operating profit basis, the result of this change will be to reallocate $0.5 million of SG&A from Mimi’s Café to Bob Evans Restaurants and $0.2 million from Mimi’s Café to BEF Foods. The fiscal 2013 non-GAAP adjustments return the fiscal 2013 non-GAAP results to those published last year for Bob Evans Restaurants and BEF Foods.

Due to the nature of the items noted above, the Company uses non-GAAP financial measures excluding those items. These financial measures are used by management to monitor and evaluate the ongoing performance of the Company. The Company believes that the additional measures are useful to investors for financial analysis. However, non-GAAP measures are not in accordance with, nor are they a substitute for, GAAP measures. Please see the table in this release for a reconciliation of non-GAAP measures to GAAP results. Results in the following discussion are presented on a non-GAAP basis excluding the items noted above.

First-quarter fiscal 2014 consolidated income statement summary

Below is a summary of the Company’s non-GAAP consolidated first-quarter fiscal 2014 income statement.

Net sales – Consolidated net sales were up 1.9 percent to $329.4 million in the first quarter of fiscal 2014, compared to net sales of $323.4 million in the corresponding period last year, excluding Mimi’s Cafe. The increase in consolidated net sales was due to the 12.5 percent sales growth at BEF Foods, partially offset by a 1.4 percent net sales decline at Bob Evans Restaurants.

Operating income – Consolidated non-GAAP operating income was $22.7 million, or 6.9 percent of net sales, in the first quarter of fiscal 2014, compared to non-GAAP operating income of $27.4 million, or 6.7 percent of net sales, in the corresponding period last year. Bob Evans Restaurants’ non-GAAP operating income declined $2.9 million. BEF Foods’ non-GAAP operating income declined $2.6 million. Driving the decrease at Bob Evans Restaurants was a $1.8 million unfavorable cost of sales rate variance driven primarily by higher bacon and other pork-related costs; $1.4 million of incremental depreciation expense; $1.1 million of incremental Farm Fresh Refresh costs, including closed restaurant days, and pre-opening expenses; $0.7 million of incremental SG&A expense; and sales deleverage, partially offset by a $2.3 million reduction of other operating expenses, primarily from a reduction of advertising, which was more than offset by increased discounts. BEF Foods was negatively impacted by $2.1 million of incremental sow costs; $1.7 million of incremental trade rate variance that reflects a greater weighting of trade spending in the first quarter relative to the second quarter of fiscal 2014 compared to the same periods in fiscal 2013; and $1.1 million of incremental SG&A expense, partially offset by sales leverage.

Net interest expense – The Company’s non-GAAP net interest expense was $0.5 million in the first quarter of fiscal 2014, compared to $2.1 million in the corresponding period last year. The decrease was the result of lower interest expense resulting from the December 2012 prepayment of the Company’s private placement notes, partially offset by higher revolving line of credit borrowings to support general corporate purposes including funding the Company’s capital spending, dividends, share repurchases and Kettle Creations acquisition.

Diluted weighted-average shares outstanding – The Company’s diluted weighted-average shares outstanding were 27.6 million in the first quarter of fiscal 2014, compared to 28.4 million in the corresponding period last year. The Company repurchased 136,500 shares for $6.9 million in the first quarter of fiscal 2014 under its share repurchase program.

First-quarter fiscal 2014 Bob Evans Restaurants segment summary

Net sales – Bob Evans Restaurants’ net sales were $244.6 million in the first quarter of fiscal 2014, down 1.4 percent compared to net sales of $248.0 million in the corresponding period last year, of which 0.7 percent is related to the closure of seven restaurants during the past fiscal year. Same-store sales declined by 0.6 percent, which lagged the Midscale Family Segment, according to The NPD Group’s Sales Track Weekly. The same-store sales decrease was driven primarily by the 0.4 percent decline resulting from the closed restaurant days experienced from the accelerated Farm Fresh Refresh program. During the quarter we experienced 438 closed restaurant days compared to 254 in the corresponding period last year, equating to an estimated $0.3 million negative impact on profitability. The Company reduced advertising expenditures during the first quarter in response to the high number of restaurant closed days associated with the Farm Fresh Refresh program, and increased discounts, which are netted from gross sales, to drive traffic during the restaurant closures.

During the first quarter of fiscal 2014, Bob Evans Restaurants:

•	remodeled 60 restaurants;

•	opened one new restaurant in New Albany, Indiana; and

•	closed one restaurant in Florida damaged by a sinkhole.

	SSS Restaurants	May	June	July	1Q FY ’14
Bob Evans	554	-0.9%	0.3%	-1.0%	-0.6%

The number of Farm Fresh Refresh remodels expected to be completed during the first and second quarters of fiscal 2014 are expected to exceed those completed during the respective period last year. The year-over-year negative impact of incremental closed restaurant days is expected to reverse to a benefit during the second half of fiscal 2014, as fewer restaurants should be closed relative to last year. During the first quarter, an additional 49 remodeled restaurants began their second year of post-remodel operations. Those restaurants joined the 80 remodeled restaurants already beyond their first year of operation at the end of the prior quarter. Same-store sales at restaurants remodeled for more than one year outperformed non-remodeled restaurants by 1.1 percent during the first quarter, demonstrating the positive impact of the remodeling program beyond the first year of sales. Restaurants remodeled within the past year outperformed non-remodeled restaurants by 2.7 percent during the first quarter. Same-store sales at non-remodeled restaurants declined 2.0 percent.

Cost of sales – Bob Evans Restaurants’ cost of sales was 24.7 percent of net sales in the first quarter of fiscal 2014, compared to 24.0 percent of net sales in the corresponding period last year. The increase in cost of sales as a percent of net sales was due to commodity cost increases, primarily driven by bacon and other pork-related items, as well as bread, cheese, and desserts; and increased discount activity. At the end of the quarter, the Company redesigned its menu to focus on higher margin items including breakfasts, beverages, and less costly proteins, primarily poultry. Additionally, modest pricing was taken to partially offset anticipated commodity cost increases.

Operating wages – Bob Evans Restaurants’ operating wages were 37.7 percent of net sales in the first quarter of both fiscal 2014 and 2013. Operating wages remained constant as a percentage of net sales as a new workforce management process, including more effective scheduling, was partially offset by sales deleverage and increased discount activity. During the first quarter, the Company began implementing a new workforce management process, including labor scheduling software, with 56 restaurants completed to date. The Company expects to have virtually all of its restaurants converted to the new workforce management process by the end of the second quarter of fiscal 2014.

Other operating expenses – Bob Evans Restaurants’ other operating expenses were $43.4 million, in the first quarter of fiscal 2014, compared to other operating expenses of $45.7 million, in the corresponding period last year. The decrease in spending was due primarily to reallocation of advertising and promotion spending to discounts, which are netted against gross sales. The Farm Fresh Refresh component of preopening expenses, including incremental repair and maintenance, was $1.2 million compared to $0.6 million last year. The Company opened one new restaurant with $0.2 million in preopening expenses compared to two new restaurants last year with $0.4 million of combined preopening expenses.

SG&A – Bob Evans Restaurants’ non-GAAP SG&A expenses were $18.3 million, or 7.5 percent of net sales, in the first quarter of fiscal 2014, compared to non-GAAP SG&A expenses of $17.5 million, or 7.1 percent of net sales, in the corresponding period last year. The $0.8 million increase was due primarily to a $1.0 million increase in corporate overhead allocation as a result of the Company providing transition services to Mimi’s Café at less than cost and $0.3 million for expenses related to an enterprise resource planning (“ERP”) implementation project, offset by SG&A cost savings initiatives. Additionally, during the quarter the Company spent $0.1 million on the workforce management implementation, and expects to spend an additional $0.9 million to $1.2 million during the second quarter to complete the implementation.

Operating Income – Bob Evans Restaurants’ fiscal 2014 first-quarter non-GAAP operating income was $16.0 million, or 6.5 percent of net sales, compared to non-GAAP operating income of $18.9 million, or 7.6 percent of net sales, in the corresponding period last year.

Driving the decrease was a $1.8 million unfavorable cost of sales rate variance; $1.4 million of incremental depreciation expense; $1.1 million of incremental Farm Fresh Refresh costs; $0.7 million of incremental SG&A expense; and sales deleverage, partially offset by a $2.3 million reduction of other operating expenses as discussed above. The incremental $1.1 million of Farm Fresh Refresh costs include $0.6 million of incremental preopening expenses, $0.3 million of lost profitability due to closed restaurant days, and $0.1 million of incremental administrative expenses.

First-quarter fiscal 2014 BEF Foods segment summary

The Kettle Creations acquisition during the second quarter of fiscal year 2013 impacted cost of sales, operating wages, and other operating expenses. Prior to the acquisition, Kettle Creations was a co-packer for the Company. As a result, the entire cost of the products produced by that facility, and purchased by the Company, were included in cost of sales. Subsequent to the acquisition, as an owned facility, rather than as a co-packer, labor costs are included in operating wages; and utilities, freight, and hauling costs are included in other operating expenses.

Net sales – The BEF Foods segment’s first-quarter fiscal 2014 net sales were $84.9 million, an increase of 12.5 percent, compared to net sales of $75.5 million in the corresponding period last year. Total pounds sold increased 13.0 percent. Kettle Creations’ third-party sales accounted for $1.6 million of the net sales increase, and 5.0 percentage points of the volume increase. Promotional discounts and other selling allowances were $9.7 million in the first quarter of fiscal 2014 compared to $7.0 million in the corresponding period last year and are netted against gross sales. The variance reflects an expected shift of spending into the first quarter from the second quarter of fiscal 2014, compared to the same periods in fiscal 2013.

Cost of sales – The BEF Foods segment’s first-quarter fiscal 2014 cost of sales was 51.8 percent of net sales, compared to 50.7 percent of net sales in the first quarter of fiscal 2013. The increase was due primarily to the $2.1 million increase in sow costs. Sow costs were $63.24 per hundredweight for the quarter, compared to $54.19 per hundredweight in the corresponding period last year. Sow costs remain high and are expected in the high $60’s to the low $70’s per hundredweight for the second fiscal quarter, compared to $43.22 per hundredweight during last year’s second fiscal quarter. That variance is expected to cost an incremental $6.5 to $7.0 million during the second quarter of fiscal 2014, relative to last year.

Operating wages – The BEF Foods segment’s first-quarter fiscal 2014 operating wages were 11.3 percent of net sales, compared to 9.6 percent of net sales in the corresponding period last year. As noted above, the increase was due primarily to the Company’s acquisition of Kettle Creations.

Other operating expenses – The BEF Foods segment’s non-GAAP other operating expenses were $7.6 million, or 9.0 percent of net sales, in the first quarter of fiscal 2014, compared to $5.5 million, or 7.3 percent of net sales, in the corresponding period last year. As noted above, the increase was due primarily to the Company’s acquisition of Kettle Creations.

SG&A – The BEF Foods segment’s non-GAAP SG&A expenses were $13.9 million, or 16.4 percent of net sales, in the first quarter of fiscal 2014, compared to non-GAAP SG&A expenses of $12.8 million, or 17.0 percent of net sales, in the corresponding period last year. The increase in non-GAAP SG&A expenses is due primarily to the $0.4 million increase in corporate overhead allocation as a result of the Company providing transition services to Mimi’s Café at less than cost, $0.3 million related to ERP implementation, and $0.1 million of increased broker commissions as a result of higher sales.

Operating Income – BEF Foods’ first-quarter fiscal 2014 non-GAAP operating income was $6.7 million, or 7.9 percent of net sales, compared to non-GAAP operating income of $9.3 million, or 12.3 percent of net sales, in the corresponding period last year. The primary drivers of the decline were $2.1 million of incremental sow costs; $1.7 million of incremental trade rate variance that reflects an expected shift of spending into the first quarter from the second quarter of fiscal 2014, compared to the same periods in fiscal 2013; and $1.1 million of incremental SG&A expense, partially offset by sales leverage. Kettle Creations had an accretive effect during the quarter with operating income of approximately $1.4 million.

Board of Directors approves 12.7 percent increase in quarterly dividend rate

The Company’s Board of Directors approved a 12.7 percent increase in the quarterly dividend rate, from 27.5 cents per share to 31.0 cents per share. The increased dividend is payable on Monday, September 16, 2013, to shareholders of record at the close of business on Tuesday, September 3, 2013.

Fiscal year 2014 outlook

The Company continues to expect fiscal 2014 non-GAAP earnings per share of $2.60 to $2.67 prior to the effect of the increased share repurchase authorization. Updated guidance for the effect of the increased share repurchase authorization will be provided next quarter. The Company’s 2014 non-GAAP earnings per share guidance of $2.60 to $2.67 includes the following assumptions:

•	a tax rate in the 31 to 33 percent range, for the second through fourth quarters of fiscal 2014, down from the 34 to 35 percent range in the original fiscal 2014 guidance;

•	$0.09 per share associated with costs related to the ERP implementation project;

•	$0.02 per share for incremental preopening costs associated with the Farm Fresh Refresh remodel program, and up to four new Bob Evans Restaurants; and

•

an incremental $0.05 per share of costs over fiscal 2013 related to the differential between the fiscal 2013 non-GAAP $5.9 million loss from Mimi’s Café, which will not repeat in fiscal 2014, offset by $8.0 million of net costs associated with providing transition services to Mimi’s Café in fiscal 2014, which results in an incremental loss of $2.1 million, or $0.05 per share.

This outlook is subject to a number of factors beyond the company’s control, including the risk factors discussed in the Company’s annual report on Form 10-K and other securities filings. In addition, this outlook relies on a number of important assumptions, including the following:

Consolidated company highlights

•	Net sales – approximately $1.4 billion.

•

Capital expenditures – approximately $175 to $200 million. Key items include the expansion of the Kettle Creations and Sulphur Springs plants, the acceleration of the Farm Fresh Refresh remodel program, up to four new Bob Evans Restaurants, the completion of the new corporate campus, and the ERP implementation project. The projected construction schedule for the remaining remodels are as follows: 65 restaurants during the second quarter, 40 during the third quarter and 63 during the fourth quarter.

•	Depreciation and amortization – approximately $70 to $80 million.

•

Net interest expense – approximately $3.0 to $4.0 million, down from $6.0 to $6.5 million in the original fiscal 2014 guidance, reflecting lower interest rates, relative to the Company’s original expectations. This guidance does not include the potential impact of the incremental $150 million share repurchase. Updated guidance will be provided next quarter.

•

Diluted weighted-average share count – approximately 27.6 million before the impact of the incremental $150 million share repurchase program to bring the Company’s total repurchase authorization up to $175 million for fiscal 2014. The incremental $150 million share repurchase program is subject to market conditions and the negotiation and execution of new financing agreements. Updated guidance will be provided next quarter.

Bob Evans Restaurants segment

•

Net sales: Same-store sales up 1 to 2 percent driven by the sales lift from Farm Fresh Refresh remodels and value platforms offset partially by incremental closed store days. The Company expects to have approximately 1,400 closed store days throughout fiscal 2014, compared to 1,337 during fiscal 2013. The number of Farm Fresh Refresh remodels completed during the first and second quarters this year are expected to exceed those completed during the respective periods last year (please refer to the attached data tables, which include a quarterly schedule of restaurant remodels). The expected year-over-year negative impact of incremental closed restaurant days during the first half of fiscal 2014 is expected to reverse to a benefit during the second half of the fiscal year. The third quarter is expected to be impacted similarly to last year, while we expect to have significantly fewer closed restaurant days in the fourth quarter relative to the corresponding prior year period. Additionally, fourth quarter same-store sales should benefit relative to weak February 2013 sales. The Company also expects to open up to four new restaurants during fiscal 2014. The Company opened the first of these restaurants in May 2014, and expects to open its second, with a new, more efficient design in late September. The remaining two restaurants are projected to open during the second half of fiscal 2014.

•	Cost of sales: Commodity inflation of 3.0 to 4.0 percent compared to 2.0 to 3.0 percent in the original fiscal 2014 guidance to reflect higher pork-related commodity costs.

•

Operating margins: 7.8 to 8.3 percent, compared to the 8.0 to 8.5 percent in the original fiscal 2014 guidance, due to higher forecasted commodity costs, offset partially by pricing. Incorporated within this guidance is the accelerated Farm Fresh Refresh remodeling program, reflecting the second half benefit of fewer remodels compared to the prior year; investments in the new workforce management process; and new restaurant development, which will increase preopening expenses; investments in ERP; and an increased corporate overhead allocation as a result of the Company providing transition services to Mimi’s Café at less than cost.

BEF Foods segment

•	Net sales: Overall net sales of $380 to $400 million, up approximately 10 to 15 percent.

•

Cost of sales: Average annual sow costs of approximately $65 to $70 per hundredweight compared to $60 to $65 per hundredweight in the original fiscal 2014 guidance, and to nearly $54 per hundredweight during fiscal 2013. Sow costs are forecast to remain high during the second quarter of fiscal 2014, costing an additional $6.5 to $7.0 million compared with last year’s second quarter. Sow costs are expected to settle back into the $60 to $65 per hundredweight range during the third quarter.

•

Operating margins: 8.5 to 9.0 percent. During the second fiscal quarter, the Company expects to incur total start-up expenses of $1.0 to $2.0 million for both the Sulphur Springs and Kettle Creations plants. Those start-up costs, in addition to the $6.5 to $7.0 million higher second quarter fiscal 2014 sow costs, are expected to have a significant dampening effect on BEF Foods’ segment profitability in the second quarter. During the second half of fiscal 2014, the Company projects cost savings of $4 to $5 million associated with the consolidation of the Company’s Bidwell and Springfield, Ohio, plants into the newly expanded Sulphur Springs facility. Operating margins also include the impact of ERP spending and an increased corporate overhead allocation as a result of the Company providing transition services to Mimi’s Café at less than cost.

Company to host conference call on Tuesday, August 20, 2013

The Company will host a conference call to discuss its first-quarter fiscal 2014 results at 10 a.m. (ET) on Tuesday, August 20, 2013. The dial-in number is (800) 690-3108, access code 26943257. A replay will be available at (800) 585-8367, access code 26943257.

A simultaneous webcast will be available at www.bobevans.com/ir. The archived webcast will also be available on the Web site.

About Bob Evans Farms, Inc.

Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans Restaurants brand name. At the end of the first fiscal quarter (July 26, 2013), Bob Evans Restaurants owned and operated 560 family restaurants in 19 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States. Bob Evans Farms, Inc., through its BEF Foods segment, is also a leading producer and distributor of refrigerated side dishes, pork sausage and a variety of refrigerated and frozen convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit www.bobevans.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 26, 2013, and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date of the statement to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the Company are qualified by the cautionary statements in this section.

Contact:

Scott C. Taggart

Vice President, Investor Relations

(614) 492-4954

Bob Evans Farms, Inc.

Earnings Release Fact Sheet (unaudited)

Fiscal 2014 – Quarter 1

Note: amounts are in thousands, except per share amounts

First quarter (Q1), ended July 26, 2013, compared to the corresponding period a year ago:

			Basic EPS		Diluted EPS
	Three Months Ended		Three Months Ended		Three Months Ended
	July 26, 2013	July 27, 2012	July 26, 2013	July 27, 2012	July 26, 2013	July 27, 2012
		(recasted)		(recasted)		(recasted)
Operating income as reported
Bob Evans Restaurants	$6,482	$17,578
BEF Foods	5,517	7,933

Total operating income from continuing operations	11,999	25,511
Net interest (income) expense	(156)	2,056

Pre-tax income from continuing operations	12,155	23,455
Income tax provision	3,002	8,427

Income from continuing operations as reported	9,153	15,028	$0.33	$0.53	$0.33	$0.53
Total operating and pre-tax loss from discontinued operations - Mimi’s Café		(247)
Income tax benefit	—	(227)

Loss from discontinued operations as reported	—	(20)

Net income as reported	9,153	15,008	$0.33	$0.53	$0.33	$0.53
Adjustments
Bob Evans Restaurants
Impairment	9,788	—
Severance/Restructuring	(135)	784
Merger and Acquisition Related Costs	5	—
(Gain) loss on sale of assets	(86)	130
Depreciation	(51)	—
Overhead allocation to adjust for discontinued operations	—	452

Total Bob Evans Restaurants adjustments	9,521	1,366
BEF Foods
Severance/Restructuring	1,001	760
Merger and Acquisition Related Costs	23	444
Loss (gain) on sale of assets	164	(2)
Overhead allocation to adjust for discontinued operations	—	150

	1,188	1,352
Discontinued operations - Mimi’s Café
Overhead allocation	—	(602)

Total discontinued operations adjustments	—	(602)
Total adjustments
Impairment	9,788	—
Severance/Restructuring	866	1,544
Merger and Acquisition Related Costs	27	444
(Gain) Loss on Sale of Assets	78	128
Depreciation	(51)	—

	10,709	2,116
Non-GAAP operating income (loss)
Bob Evans Restaurants	16,003	18,944
BEF Foods	6,705	9,285

Total Non-GAAP operating income from continuing operations	22,708	28,229
Non-GAAP operating loss from discontinued operations - Mimi’s Café	—	(849)

Total Non-GAAP operating income	22,708	27,380
Continuing Operations
Adjustments to net interest expense	662	—

Non-GAAP net interest expense	506	2,056

Non-GAAP pre-tax income from continuing operations	22,202	26,173
Adjustments to income tax provision	3,215	924

Non-GAAP income tax provision	6,217	9,351
Non-GAAP income from continuing operations	15,985	16,822	$0.58	$0.60	$0.58	$0.59
Discontinued Operations
Non-GAAP pre-tax loss from discontinued operations - Mimi’s Café	—	(849)

Adjustments to income tax benefit	—	(205)
Non-GAAP income tax benefit	—	(432)

Non-GAAP loss from discontinued operations - Mimi’s Café	—	(417)		$(0.01)		$(0.01)

Non-GAAP net income	$15,985	$16,405	$0.58	$0.58	$0.58	$0.58

Shares Outstanding			27,487	28,215	27,617	28,362

Fiscal 2014 – Quarter 1 p 1

	Consolidated				Bob Evans Restaurants
	Three Months Ended				Three Months Ended
	July 26, 2013	% of Sales	July 27, 2012	% of Sales	July 26, 2013	% of Sales	July 27, 2012	% of Sales
			(recasted)				(recasted)
Operating income as reported
Net sales	$329,449		$409,715		$244,551		$247,966
Cost of sales	104,505	31.7%	120,784	29.5%	60,517	24.7%	59,477	24.0%
Operating wages	101,712	30.9%	132,713	32.4%	92,086	37.7%	93,378	37.7%
Other operating	50,983	15.5%	71,507	17.5%	43,449	17.8%	45,749	18.4%
SG&A	34,411	10.4%	38,436	9.4%	19,217	7.9%	18,894	7.6%
Depr & amort	17,230	5.2%	21,011	5.1%	14,191	5.8%	12,890	5.2%
Impairment of assets held for sale	8,609	2.6%	—	0.0%	8,609	3.5%	—	0.0%

Total as Reported	11,999	3.6%	25,264	6.2%	6,482	2.7%	17,578	7.1%
Other operating	107		(436)		—		—
SG&A	(2,258)		(1,680)		(963)		(1,366)
Depr & amort	51		—		51		—
Impairment of assets held for sale	(8,609)		—		(8,609)		—

Total adjustments	10,709		2,116		9,521		1,366
Non-GAAP operating income
Net sales	329,449		409,715		244,551		247,966
Cost of sales	104,505	31.7%	120,784	29.5%	60,517	24.7%	59,477	24.0%
Operating wages	101,712	30.9%	132,713	32.4%	92,086	37.7%	93,378	37.7%
Other operating	51,090	15.5%	71,071	17.3%	43,449	17.8%	45,749	18.4%
SG&A	32,153	9.8%	36,756	9.0%	18,254	7.5%	17,528	7.1%
Depr & amort	17,281	5.2%	21,011	5.1%	14,242	5.8%	12,890	5.2%

Total non-GAAP operating income	$22,708	6.9%	$27,380	6.7%	$16,003	6.5%	$18,944	7.6%

Fiscal 2014 – Quarter 1 p 2

	BEF Foods				Discontinued Operations - Mimi’s Cafe
	Three Months Ended				Three Months Ended
	July 26, 2013	% of Sales	July 27, 2012	% of Sales	July 26, 2013	% of Sales	July 27, 2012	% of Sales
			(recasted)				(recasted)
Operating income as reported
Net sales	$84,898		$75,475		—		$86,274
Cost of sales	43,988	51.8%	38,277	50.7%	—		23,030	26.7%
Operating wages	9,626	11.3%	7,231	9.6%	—		32,104	37.2%
Other operating	7,534	8.9%	5,918	7.8%	—		19,840	23.0%
SG&A	15,194	17.9%	13,752	18.2%	—		5,790	6.7%
Depr & amort	3,039	3.6%	2,364	3.1%	—		5,757	6.7%

Total as Reported	5,517	6.5%	7,933	10.5%	—		(247)	-0.3%

Adjustments
Operating wages	—		—		—		—
Other operating	107		(436)		—		—
SG&A	(1,295)		(916)		—		602

Total adjustments	1,188		1,352		—		(602)
Adjusted operating income
Net sales	84,898		75,475		—		86,274
Cost of sales	43,988	51.8%	38,277	50.7%	—		23,030	26.7%
Operating wages	9,625	11.3%	7,231	9.6%	—		32,104	37.2%
Other operating	7,642	9.0%	5,482	7.3%	—		19,840	23.0%
SG&A	13,899	16.4%	12,836	17.0%	—		6,392	7.4%
Depr & amort	3,039	3.6%	2,364	3.1%	—		5,757	6.7%

Total non-GAAP operating income	$6,705	7.9%	$9,285	12.3%	—		$(849)	-1.0%

Fiscal 2014 – Quarter 1 p 3

	Consolidated Results
	Three Months Ended
	July 26, 2013	% of sales	July 27, 2012	% of sales
			(recasted)	(recasted)
Net sales	$329,449		$323,441
Cost of sales	104,505	31.7%	97,754	30.2%
Operating wages	101,712	30.9%	100,609	31.1%
Other operating	50,983	15.5%	51,667	16.0%
S,G&A	34,411	10.4%	32,646	10.1%
Depreciation and amortization	17,230	5.2%	15,254	4.7%
Impairment of assets held for sale	8,609	2.6%	—	—

Operating income from continuing operations	11,999	3.6%	25,511	7.9%
Net interest (income) expense	(156)	0.0%	2,056	0.6%

Pre-tax income from continuing operations	12,155	3.7%	23,455	7.3%
Provision for income taxes	3,002	0.9%	8,427	2.6%

Income from continuing operations	9,153	2.8%	15,028	4.6%
Loss from discontinued operations, net of tax	—	—	(20)

Net Income	$9,153	2.8%	$15,008
EPS - income from continuing operations:
Basic	$0.33		$0.53
Diluted	$0.33		$0.53
EPS - loss from discontinued operations:
Basic	—		—
Diluted	—		—
EPS - net income:
Basic	$0.33		$0.53
Diluted	$0.33		$0.53
Dividends paid per share:
	$0.275		$0.250
Weighted average shares outstanding:
Basic	27,487		28,215
Dilutive stock options	130		147

Diluted	27,617		28,362
Shares outstanding at quarter end:	27,499		28,073

Income taxes from continuing operations, as a percentage of pre-tax income, were 24.7% vs. 35.9%

Fiscal 2014 – Quarter 1 p 4

	Segment Results
	Three Months Ended
	Bob Evans Restaurants		BEF Foods
	July 26, 2013	July 27, 2012	July 26, 2013	July 27, 2012
		(recasted)		(recasted)
Net sales	$244,551	$247,966	$84,898	$75,475
Cost of sales	24.7%	24.0%	51.8%	50.7%
Operating wages	37.7%	37.7%	11.3%	9.6%
Other operating	17.8%	18.4%	8.9%	7.8%
S,G&A	7.9%	7.6%	17.9%	18.2%
Depreciation and amortization	5.8%	5.2%	3.6%	3.1%
Impairment of assets held for sale	3.5%	0.0%	0.0%	0.0%
Operating income	2.7%	7.1%	6.5%	10.5%

Bob Evans Restaurants openings and closings, by quarter:

Future quarters represent estimates for fiscal year 2014.

Fiscal Year	Beginning Total	Q1	Q2	Q3	Q4	Total	Closings	Ending Total
2014	560	1	1	1	1	4	1	563
2013	565	2	—	—	—	2	7	560
2012	563	—	2	—	2	4	2	565
2011	569	—	—	—	2	2	8	563
2010	570	—	—	—	—	—	1	569

Rebuilt Bob Evans Restaurant openings, by quarter:

Fiscal Year	Q1	Q2	Q3	Q4	Total
2014	—	—	—	—	—
2013	—	—	—	—	—
2012	—	2	—	1	3
2011	—	—	1	1	2
2010	1	1	—	—	2

Full realization of Bob Evans Restaurant remodel benefits:

	Fiscal Year
	2012	2013	2014 Est.
Assumptions:
Remodel openings	87	195	228
Total days closed for remodels	653	1,337	1,435
Financial impact:
Closed day sales	$2,701	$6,331	$7,500
Pre-opening expense	$1,571	$3,375	$3,779

Fiscal 2014 – Quarter 1 p 5

Bob Evans Restaurant remodel openings and pre-opening expense, by fiscal year and quarter:

Future quarters represent estimates for fiscal year 2014.

2014	Q1	Q2	Q3	Q4	Total
Lansing	12	2	—	—	14
Tampa	10	8	—	—	18
Buffalo/Erie	10	2	—	—	12
Cleveland	5	—	—	—	5
Orlando	5	9	—	—	14
South Bend	5	2	—	—	7
Chicago	4	8	4	—	16
FT Myers	6	3	—	2	11
Baltimore/DC	—	14	11	18	43
Philadelphia	—	6	6	9	21
St Louis	—	7	7	—	14
Kansas City	—	4	4	—	8
Charleston	—	—	6	22	28
Charlotte	—	—	2	6	8
Richmond	—	—	—	5	5
Pittsburgh	3	—	—	—	3
Nashville	—	—	—	1	1

Total	60	65	40	63	228

Pre-opening and repair and maintentance expense	$1,176	$1,100	$640	$1,000	$3,916
Incremental administrative expense (est)	$265	$270	$240	$270	$1,045
Total days closed for remodels	438	400	240	350	1,428

2013	Q1	Q2	Q3	Q4	Total
Cincinnati	2	—	—	—	2
Other markets	2	—	—	—	2
Columbus	24	17	—	—	41
Charleston	8	—	—	—	8
Ft. Wayne	—	7	4	—	11
Indianapolis	—	15	15	—	30
Flint	—	6	8	—	14
Louisville	—	—	6	20	26
Pittsburgh	—	—	—	16	16
Cleveland	—	—	7	38	45

Total restaurants	36	45	40	74	195
Pre-opening and repair and maintentance expense	$570	$828	$819	$1,407	$3,624
Incremental administrative expense (est)	$141	153	$146	$194	$634
Total days closed for remodels	254	290	258	535	1,337

Fiscal 2014 – Quarter 1 p 6

2012	Q1	Q2	Q3	Q4	Total
Toledo	1	17	7	—	25
Detroit	—	14	3	—	17
Cincinnati	—	—	2	23	25
Other markets	1	—	3	16	20

Total restaurants	2	31	15	39	87
Pre-opening and repair and maintentance expense	$36	$508	$400	$746	$1,690
Incremental administrative expense (est)	$7	$108	$52	$136	$303
Total days closed for remodels	7	221	118	307	653

2011	Q1	Q2	Q3	Q4	Total
Prototype	—	2	—	—	2
Dayton	—	—	10	19	29
Total restaurants	—	2	10	19	31
Pre-opening and repair and maintentance expense	$—	$80	$263	$245	$588
Incremental administrative expense (est)	$	$9	$43	$82	$134
Total days closed for remodels	—	21	76	73	170

2010	Q1	Q2	Q3	Q4	Total
Total restaurants	—	—	—	1	1
Pre-Opening Expense	$—	$—	$—	$20	$20
Total days closed for remodels	—	—	—	3	3

Fiscal 2014 – Quarter 1 p 7

Bob Evans Restaurants same-store sales analysis (18-month core; 554 restaurants):

	Fiscal 2014			Fiscal 2013			Fiscal 2012
	Nominal	Menu	Real	Nominal	Menu	Real	Nominal	Menu	Real
May	(0.9)	3.0	(3.9)	0.7	2.2	(1.5)	(1.5)	0.8	(2.3)
June	0.3	3.0	(2.7)	(0.3)	1.9	(2.2)	(2.0)	1.0	(3.0)
July	(1.0)	3.8	(4.8)	2.3	0.9	1.4	(1.8)	2.0	(3.8)

Q1	(0.6)	3.3	(3.9)	1.0	1.6	(0.6)	(1.8)	1.3	(3.1)
August	—	—	—	1.5	0.9	0.6	(2.6)	2.0	(4.6)
September	—	—	—	(0.4)	1.4	(1.9)	(1.9)	2.0	(3.9)
October	—	—	—	1.6	3.1	(1.5)	(0.3)	2.0	(2.3)

Q2	—	—	—	1.0	1.9	(0.9)	(1.5)	2.0	(3.5)
November	—	—	—	2.1	2.8	(0.7)	0.1	1.9	(1.8)
December	—	—	—	(0.5)	2.7	(3.2)	2.4	2.2	0.2
January	—	—	—	3.1	2.7	0.4	2.3	2.0	0.3

Q3	—	—	—	1.6	2.8	(1.2)	1.6	2.0	(0.4)
February	—	—	—	(4.0)	3.1	(7.1)	2.2	1.7	0.5
March	—	—	—	3.6	3.5	0.1	(2.0)	1.7	(3.7)
April	—	—	—	1.7	3.4	(1.7)	(1.5)	1.8	(3.3)

Q4	—	—	—	0.5	3.4	(2.8)	(0.6)	1.7	(2.3)
Fiscal year	(0.6)	3.3	(3.9)	1.0	2.4	(1.4)	(0.6)	1.7	(2.3)

•	Key restaurant sales data (core restaurants only):

Bob Evans Restaurants
Average annual store sales ($) – FY13	$1,741,000
Q1 FY 2014 day part mix (%):
Breakfast	33%
Lunch	36%
Dinner	31%
Q1 FY 2014 dine-in check average per guest ($):
Breakfast	$8.60
Lunch	9.20
Dinner	9.38

Q1 FY 2014 dine-in check average per guest ($)	$9.04
Q1 FY 2014 dine-in check average per ticket ($)	$18.11
Q1 FY 2014 carry-out check average per ticket ($)	$14.60

Fiscal 2014 – Quarter 1 p 8

BEF Foods historical sow cost review (average cost per hundredweight):

Fiscal Year	Q1	Q2		Q3		Q4		Average
2014	$63.24	$		$		$		$63.24
2013	$54.19		$43.22		$58.72		$59.07	$53.87
2012	$57.06		$67.82		$60.56		$60.41	$61.58
2011	$59.52		$60.47		$51.16		$59.05	$57.17

Total pounds sold review:

Fiscal Year	Q1	Q2	Q3	Q4	Average
2014	13.0%				13.0%
2013	7.2%	16.1%	13.1%	21.4%	14.6%
2012	-2.7%	3.1%	0.9%	-1.3%	0.1%
2011	-1.1%	-14.7%	-7.9%	-4.6%	-7.1%

Total pounds sold, by category:

Fiscal Year 2014:

Category	Q1	Q2	Q3	Q4
Sausage	22.3%
Sides	39.4%
Frozen	5.0%
Food Service	29.7%
Other	3.6%

Fiscal Year 2013:

Category	Q1	Q2	Q3	Q4
Sausage	24.2%	24.2%	25.5%	22.0%
Sides	39.5%	37.8%	39.7%	38.7%
Frozen	5.7%	5.3%	4.2%	5.5%
Food Service	26.9%	30.0%	28.0%	30.5%
Other	3.7%	2.7%	2.6%	3.4%

•	Net sales review (dollars in thousands):

	Q1 2014	Q1 2013
Gross sales	$95,254	$82,916
Less: promotions	(9,661)	(6,959)
Less: returns and slotting	(695)	(482)

Net sales	$84,898	$75,475

Fiscal 2014 – Quarter 1 p 9